Exhibit 99.1
Forrester Research Reports Second-Quarter 2005 Financial Results
Company Raises Full-Year 2005 Guidance
CAMBRIDGE, Mass., July 27, 2005 . . . Forrester Research, Inc. (Nasdaq: FORR) today announced its second-quarter ended June 30, 2005 financial results.
Second-Quarter Financial Performance
•	Total revenues were $39.2 million, compared with $34.9 million for the second quarter of last year.

•	On a GAAP-reported basis, which reflects an effective tax rate of 39 percent, Forrester reported net income of $2.7 million or $0.12 per diluted share, compared with a net loss of $2.3 million, or $0.11 per diluted share, for the same period last year.

•	On a pro forma basis, net income was $3.4 million or $0.15 per diluted share, for the second quarter of 2005, which excludes amortization of $833,000 of acquisition-related intangible assets, and non-marketable investment gains of $112,000 and which reflects a pro forma effective tax rate of 35 percent. This compares with pro forma net income of $3.0 million, or $0.13 per diluted share, for the same period in 2004, which excludes amortization of $1.4 million of acquisition-related intangible assets, reorganization costs of $6.8 million primarily due to office space consolidations, and non-marketable investment gains of $57,000, and reflects a pro forma effective tax rate of 35 percent.
Six-Month Period Ended June 30, 2005, Financial Performance
•	Total revenues were $73.0 million, compared with $66.7 million for the same period last year.

•	On a GAAP-reported basis, which reflects an effective tax rate of 39 percent, Forrester reported net income of $5.5 million, or $0.25 per diluted share for the six months ended 2005, compared to a net loss of $2.6 million or $0.12 per diluted share for the same period last year.

•	On a pro forma basis, net income was $5.9 million or $0.27 per diluted share, for the six months ended June 30, 2005, which excludes amortization of $2.0 million of acquisition-related intangible assets, non-marketable investment gains of $1.8 million and which reflects a pro forma effective tax rate of 35 percent. This compares with pro forma net income of $5.5 million, or $0.24 per diluted share for the same period last year, which excludes amortization of $3.7 million of acquisition-related intangible assets, reorganization costs of $8.8 million primarily due to office space consolidations, and non-marketable investment gains of $57,000, and reflects a pro forma effective tax rate of 35 percent.
A reconciliation of GAAP results to pro forma results may be found in the attached financial tables.
“Forrester reported a solid quarter of double-digit revenues and earnings per share growth,” said George F. Colony, chairman of the board and chief executive officer. “During the second quarter, we made progress on our key 2005 objective to regenerate our syndicated research business, as sales of WholeView 2 improved. Demand for consulting services and the Oval Program remained strong while year-over-year attendance at our three events increased. Forrester had a healthy first-half of 2005 and as a result is raising full-year guidance.”

Forrester is providing third-quarter 2005 financial guidance as follows:
Third-Quarter 2005 (GAAP):
•	Total revenues of approximately $37.0 million to $39.0 million.

•	Operating margin of approximately 10 percent to 12 percent.

•	Other income of approximately $750,000.

•	An effective tax rate of 39 percent.

•	Diluted earnings per share of approximately $0.12 to $0.16.
Third-Quarter 2005 (Pro Forma):
Pro forma financial guidance for the second quarter of 2005 excludes amortization of acquisition-related intangible assets of approximately $800,000 and any gains or impairment charges related to non-marketable investments.
•	Pro forma operating margin of approximately 12 percent to 14 percent.

•	Pro forma effective tax rate of 35 percent.

•	Pro forma diluted earnings per share of approximately $0.16 to $0.18.
Forrester is revising full-year 2005 guidance as follows:
Full-Year 2005 (GAAP):
•	Total revenues of approximately $152.0 million to $156.0 million.

•	Operating margin of approximately 10 percent to 12 percent.

•	Other income of approximately $3.0 million.

•	An effective tax rate of 39 percent.

•	Diluted earnings per share of approximately $0.55 to $0.63.
Full-Year 2005 (Pro Forma):
Pro forma financial guidance for full-year 2005 excludes amortization of acquisition-related intangible assets of approximately $3.5 million, as well as all gains and impairment charges related to marketable and non-marketable securities.
•	Pro forma operating margin of approximately 13 percent.

•	Pro forma diluted earnings per share of approximately $0.65 to $0.69.

•	An effective tax rate of 35 percent.
Forrester Research (Nasdaq: FORR) is an independent technology and market research company that provides pragmatic and forward-thinking advice about technology’s impact on business and consumers. For 22 years, Forrester has been a thought leader and trusted advisor, helping global clients lead in their markets through its research, consulting, events, and peer-to-peer executive programs. For more information, visit www.forrester.com.
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, Forrester’s financial and operating targets for the third quarter of and full-year 2005, statements about the potential success of product offerings, and the ability of Forrester to achieve success in the current economy. These statements are based on Forrester’s current plans and expectations and involve risks and uncertainties that could cause actual future activities and results of operations to be materially different from those set forth in the forward-looking statements. Important factors that could cause actual future activities and results to differ include, among others, Forrester’s ability to anticipate business and economic conditions, technology spending, market trends, competition, industry consolidation, the ability to attract and retain professional staff, possible variations in Forrester’s quarterly operating results, risks associated with Forrester’s ability to offer new products and services, and Forrester’s dependence on renewals of its membership-based research services and on key personnel. Forrester undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise. For further information, please refer to Forrester’s reports and filings with the Securities and Exchange Commission.
The consolidated statements of income, consolidated balance sheets, and consolidated statements of cash flows are attached.

Kimberly Maxwell	Karyl Levinson
Director, Investor Relations	Director, Corporate Communications
Forrester Research, Inc.	Forrester Research, Inc.
+1 617/613-6234	+1 617/613-6262
kmaxwell@forrester.com	press@forrester.com
© 2005, Forrester Research, Inc. All rights reserved. Forrester and Forrester Oval Program are trademarks of Forrester Research, Inc.

Forrester Second-Quarter Fiscal 2005 Results / Page 4
Forrester Research, Inc.
Consolidated Statements of Income

(In thousands, except per share data)

	Three months ended June 30,		Six months ended June 30,
	2005	2004	2005	2004
	(Unaudited)		(Unaudited)
Revenues
Research services	$23,847	$23,046	$47,216	$46,035
Advisory services and other	15,399	11,875	25,812	20,615

Total revenues	39,246	34,921	73,028	66,650

Operating expenses
Cost of services and fulfillment	16,514	14,377	30,291	27,516
Selling and marketing	13,002	11,605	24,904	22,665
General and administrative	4,416	3,985	8,450	7,396
Depreciation	882	1,026	1,756	2,057
Amortization of intangible assets	833	1,384	1,956	3,728
Reorganization costs	—	6,794	—	8,751

Total operating expenses	35,647	39,171	67,357	72,113

Income (loss) from operations	3,599	(4,250)	5,671	(5,463)

Other income, net	754	662	1,504	1,488
Realized gains on sales of securities and non-marketable investments	112	57	1,780	57

Income (loss) before income taxes	4,465	(3,531)	8,955	(3,918)

Income tax provision (benefit)	1,741	(1,183)	3,492	(1,313)

Net income (loss)	$2,724	$(2,348)	$5,463	$(2,605)

Diluted income (loss) per share	$0.12	$(0.11)	$0.25	$(0.12)

Diluted weighted average shares outstanding	21,847	22,074	21,843	22,165

Basic income (loss) per share	$0.13	$(0.11)	$0.25	$(0.12)

Basic weighted average shares outstanding	21,511	22,074	21,561	22,165

Pro forma data (1):
Income (loss) from operations	$3,599	$(4,250)	$5,671	$(5,463)
Amortization of intangible assets	833	1,384	1,956	3,728
Reorganization costs	—	6,794	—	8,751

Pro forma income from operations	4,432	3,928	7,627	7,016

Other income, net	754	662	1,504	1,488

Pro forma income before income taxes	5,186	4,590	9,131	8,504

Pro forma income tax provision	1,815	1,607	3,196	2,977

Pro forma net income	$3,371	$2,984	$5,935	$5,527

Pro forma diluted earnings per share	$0.15	$0.13	$0.27	$0.24

Diluted weighted average shares outstanding	21,847	22,614	21,843	22,693

Forrester believes that pro forma financial results provide investors with consistent and comparable information to aid in the understanding of Forrester’s ongoing business. Our pro forma presentation excludes amortization of intangibles, reorganization costs and impairments of non-marketable securities and gains from sales of marketable securities as well as their related tax effects. This does not purport to be prepared in accordance with Generally Accepted Accounting Principles.
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Forrester Second-Quarter Fiscal 2005 Results / Page 5
Forrester Research, Inc.
Consolidated Balance Sheets

(In thousands)

	June 30,	December 31,
	2005	2004
	(Unaudited)
Assets:
Cash and cash equivalents	$55,217	$37,328
Marketable securities	76,603	90,112
Accounts receivable, net	28,056	39,210
Deferred commissions	6,661	6,834
Prepaid expenses and other current assets	5,816	5,509

Total current assets	172,353	178,993
Property and equipment, net	6,558	6,410
Goodwill, net	52,921	52,875
Intangible assets, net	5,105	6,992
Deferred income taxes	43,118	42,860
Non-marketable investments and other assets	14,260	14,742

Total assets	$294,315	$302,872

Liabilities and stockholders’ equity:
Accounts payable	$2,455	$3,741
Accrued expenses	25,933	26,928
Deferred revenue	69,961	72,357

Total liabilities	98,349	103,026
Preferred stock	—	—
Common stock	249	247
Additional paid-in capital	182,908	180,310
Retained earnings	76,540	71,077
Treasury stock, at cost	(61,243)	(50,056)
Accumulated other comprehensive loss	(2,488)	(1,732)

Total stockholders’ equity	195,966	199,846

Total liabilities and stockholders’ equity	$294,315	$302,872

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Forrester Second-Quarter Fiscal 2005 Results / Page 6
Forrester Research, Inc.
Consolidated Statements Cash Flows

(In thousands)

	Six months ended June 30,
	2005	2004
	(Unaudited)
Cash flows from operations:
Net income (loss)	$5,463	$(2,605)
Adjustments to reconcile net income (loss) to net cash provided by operating activities –
Depreciation	1,754	2,057
Amortization of intangible assets	1,961	3,728
Non-marketable investments gains	(112)	(57)
Realized gain on sale of securities	(1,668)	—
Tax benefit from stock options	400	238
Deferred income taxes	198	(2)
Non-cash reorganization costs	—	1,844
Accretion of premiums on marketable securities	577	404
Changes in assets and liabilities, net of acquisition –
Accounts receivable	10,114	14,785
Deferred commissions	173	548
Prepaid expenses and other current assets	(533)	(717)
Accounts payable	(1,276)	279
Accrued expenses	(109)	(5,359)
Deferred revenue	(415)	(5,481)

Net cash provided by operating activities	16,527	9,662

Cash flows from investing activities:
Purchases of property and equipment	(1,983)	(1,279)
Purchase of non-marketable investments	—	(2,163)
Decrease in other assets	538	529
Purchase of marketable securities	(103,222)	(67,735)
Proceeds from sales and maturities of marketable securities	115,567	91,549

Net cash provided by investing activities	10,900	20,901

Cash flows from financing activities:
Proceeds from issuance of common stock under employee stock option plans and employee stock purchase plan	2,202	2,350
Acquisition of treasury shares	(11,189)	(9,178)
Structured stock repurchase	—	54

Net cash used in financing activities	(8,987)	(6,774)

Effect of exchange rate changes on cash and cash equivalents	(551)	(106)

Net increase in cash and cash equivalents	17,889	23,683

Cash and cash equivalents, beginning of period	37,328	22,385

Cash and cash equivalents, end of period	$55,217	$46,068

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